KEYSTONE CONSOLIDATED INDUSTRIES, INC.
===============================================================================
                                  PRESS RELEASE
===============================================================================

FOR IMMEDIATE RELEASE                            CONTACT:

Keystone Consolidated Industries, Inc.           Bert E. Downing, Jr.
5430 LBJ Freeway, Suite 1740                     Vice President - Chief
Dallas, Texas 75240-2697                         Financial Officer
(972) 458-0028                                   (972) 458-0028

         KEYSTONE FILES PLAN OF REORGANIZATION AND DISCLOSURE STATEMENT

     DALLAS, TEXAS . . . October 5, 2004 . . . Keystone Consolidated Industries, Inc. (KESNQ.PK) announced that yesterday it filed a Plan of Reorganization and Disclosure Statement with the U.S. Bankruptcy Court for the Eastern District of Wisconsin in Milwaukee. Keystone previously filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code on February 26, 2004.

     The Plan of Reorganization provides, among other things;


          o Assumption of the previously negotiated amendment to the collective bargaining agreement with the Independent Steel Workers Alliance;
          o Liabilities due to pre-petition secured creditors would be reinstated in full against the new, reorganized Keystone;
          o All of the Company's common and preferred stock outstanding at the petition date would be cancelled; o Pre-petition unsecured creditors would receive common stock of the new reorganized
               Keystone; o One of the Company's Debtor-In-Possession lenders, EWP Financial, LLC, (EWP Financial LLC is an affiliate of Contran Corporation, the Company's pre-petition majority shareholder.) would convert a portion of its credit facility into 100% of a new issue of preferred stock having, among other things, voting rights representing 51% of the combined voting power of the new preferred and common stock voting together as a single class on all matters (except any proposed redemption of the new preferred stock) including election of directors. The new preferred stock would have restricted transferability for two years and would be redeemable after five years for cash upon the vote of the holders of a majority of the new common stock;
          o The operations of Sherman Wire Company will be reorganized as a wholly-owned subsidiary of the new reorganized Keystone;
          o The Company's pre-petition subsidiaries, Sherman Wire of Caldwell, Inc., J.L. Prescott Company, and DeSoto Environmental Management, Inc. would be liquidated, and;
          o The Plan of Reorganization assumes the Company will obtain Bankruptcy Court approval for final relief permanently reducing healthcare related payments to certain retiree groups and such agreement will be assumed by the new reorganized Keystone.

     Confirmation of the Plan of Reorganization remains subject to approval of the Disclosure Statement, at a hearing to be scheduled, obtaining the requisite vote of the Company's creditors, satisfying other confirmation requirements and approval of the Bankruptcy Court as well as obtaining sufficient exit financing to refinance the balance of the Company's Debtor-In-Possession loans.

     As previously announced, the Company has negotiated and obtained Court approval of an amendment to the collective bargaining agreement with the Independent Steel Workers Alliance. Keystone believes the filing of the Plan of Reorganization and Disclosure Statement is another major step forward in the Company's efforts to complete a successful restructuring and the Company and its advisors will continue to work diligently in an effort to achieve its goal of exiting the bankruptcy process around the end of the year.

     As provided by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, the Company cautions that statements in this Release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Forward-looking statements can be identified by the use of words such as "believes," "intends," "may," "should," "could," "anticipates," "expected," or comparable terminology, or by discussions of strategies or trends. Although Keystone believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, Keystone continues to face many risks and uncertainties. Among the factors that could cause actual future results to differ materially are the risks and uncertainties discussed in this Release and those described from time to time in the Company's other filings with the Securities and Exchange Commission including, but not limited to:

     o Future supply and demand for the Company's products (including cyclicality thereof),
     o    Customer inventory levels,
     o Changes in raw material and other operating costs (such as ferrous scrap and energy)
     o    General economic conditions,
     o    Competitive products and substitute products,
     o    Changes in customer and competitor strategies,
     o    The impact of pricing and production decisions,
     o    The possibility of labor disruptions,
     o Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
     o    Government regulations and possible changes therein,
     o Significant increases in the cost of providing medical coverage to employees and retirees,
     o    The  ability  to  successfully  obtain  reductions  in  the  Company's
          operating   costs,   including   achieving  relief  from  the  current
          provisions of agreements relative to healthcare with certain retiree groups,
     o The ability of the Company to successfully renegotiate the terms of certain of its indebtedness,
     o    The ultimate resolution of pending litigation,
     o International trade policies of the United States and certain foreign countries,
     o    A successful reorganization and exit from the bankruptcy process,
     o    Any possible future litigation, and
     o    Other risks and uncertainties as discussed in this Release.

     Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. Keystone disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of new information, future events or otherwise.

     Keystone Consolidated Industries, Inc. is headquartered in Dallas, Texas. The company is a leading manufacturer and distributor of fencing and wire products, wire rod, industrial wire, nails and construction products for the agricultural, industrial, construction, original equipment markets and the retail consumer. Keystone's common stock is traded under the Symbol: KESNQ.PK. Up to date information concerning the bankruptcy case, copies of Bankruptcy Court filings and orders issued by the Bankruptcy Court may be found at http://www.kccllc.com .

                               * * * * * * * * * *